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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


           FEDERAL COURT FINDS ECAST HAS INFRINGED TOUCHTUNES' PATENT.

LAS VEGAS, NEVADA, JANUARY 8TH, 2004 -- TouchTunes(R) Music Corporation ("TouchTunes") (NASDAQ OTC BB: TTMC), the world's leading provider of interactive music-on-demand digital jukeboxes, announced today that it was vindicated by the Federal Court's ruling that Ecast, Inc.'s jukebox technology has infringed TouchTunes' U.S. Patent No. 6,308,204. On December 18, 2003, TouchTunes won a summary judgment ruling from the U.S. District Court for the Northern District of California, agreeing that Ecast infringed TouchTunes' patent in connection with the NetStar and StarLink jukebox systems. In granting summary judgment, the Court found that the infringement by Ecast was so clear that there was no need to have a jury trial on the issue of infringement.

"Ever since the onset of this lawsuit, we were so convinced of Ecast's infringement of the TouchTunes' patent that it came as no surprise to us when, in rendering its verdict, the Federal Court found that the facts were so clear, that a jury trial on infringement was not even needed. Now the same Court will have to decide the damages that Ecast will have to pay TouchTunes," said John Perrachon, President and CEO of TouchTunes. "It's good to know that after having invested over 40 Million Dollars to bring truly novel ideas to this industry, TouchTunes can rely on US patent law to encourage and protect such innovation."

In late 2001, Ecast first filed a lawsuit against TouchTunes claiming that TouchTunes resorted to unfair trade practices by notifying Ecast and its customers that they were infringing TouchTunes' patent. On October 15, 2003, Ecast voluntarily dismissed its own claims against TouchTunes for interference with contracts and unfair competition, thereby confirming TouchTunes' belief that such claims had no merit. This dismissal was done with prejudice, which prevents Ecast from ever bringing such claims against TouchTunes again in the future. Ecast also requested that the Court declare that Ecast has not infringed TouchTunes' patent.

In January 2002, TouchTunes filed a counterclaim that Ecast infringed TouchTunes patent rights by incorporating technology into jukebox systems that was invented by individuals at TouchTunes and owned by TouchTunes. On December 18, 2003, the Court rejected Ecast's non-infringement arguments and agreed with TouchTunes that Ecast has infringed its patent. TouchTunes is now seeking an injunction against Ecast to prevent further infringement and an award of money damages to compensate TouchTunes for all of Ecast's infringement to date. TouchTunes is also seeking a ruling that Ecast's infringement was willful, based on the fact that Ecast never had a good faith basis to believe its technology did not infringe, despite Ecast's contrary representations to its customers. These issues are expected to go to trial in early 2004.

"Although TouchTunes has repeatedly invited companies to negotiate a license of its technology, this case serves as a sign that TouchTunes will not tolerate the unlicensed use of its hard-earned patents" added Mr. Perrachon.

As leader in the field of downloading music to its dedicated music-on-demand products, TouchTunes has racked up a portfolio in excess of 15 patents granted in the US and Europe. With its dedication to always innovate and be at the forefront in its field, TouchTunes continues to protect its investments by filing for patent protection over all of its proprietary intellectual property.

"It should be obvious to anyone in this industry that TouchTunes cannot simply sit and have others use our proprietary intellectual property. As Co-Inventor of the infringed patent, I have gone on record for almost ten years now that TouchTunes will ardently defend all of its intellectual property," declared Tony Mastronardi, TouchTunes' Co-Founder.


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"Having the US Federal Court side with us in its ruling that Ecast did indeed infringe on our granted patent just serves to re-ignite our commitment that TouchTunes should continue to lead in innovation!" said Guy Nathan, TouchTunes' Co-Founder and Co-Inventor.


About TouchTunes

TouchTunes is involved in the digital distribution of music content to interactive, music-on-demand applications. The first such interactive, music-on-demand application is its digital jukebox.

TouchTunes is currently the leading provider of interactive, music-on-demand, digital-downloading jukeboxes to the coin-operated machine industry across the United States. TouchTunes has signed agreements with Sony, EMI, BMG, Universal, Warner and their music subsidiaries, which permit the secure transmission, storing and playing of digitized copies of music masters on TouchTunes' central database and throughout its network of digital jukeboxes. TouchTunes also has signed agreements with various independent labels such as: Jive, Beggars Banquet and Epitaph Records. TouchTunes is traded on the NASDAQ OTC BULLETIN Board under the symbol TTMC.

Important Legal Information

Certain statements made herein that are not historical are forward-looking within the meaning of the federal securities laws. The work "expects" and similar expressions are intended to identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of TouchTunes to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, the factors described in TouchTunes' filings with the Securities and Exchange Commission. TouchTunes undertakes no obligation to update publicly any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

HYPERLINKSource and information:

TouchTunes:

John Perrachon

Tel.: (514) 765-8228

www.touchtunes.com
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Copyright @ 2003 TouchTunes Music Corporation.  All rights reserved